Date: June 13, 2005

KCS Announces Successful Consent Solicitation

Kansas City, Missouri – June 13, 2005 – Kansas City Southern (“KCS”) (NYSE:KSU) today announced the expiration and successful completion, as of 5:00 p.m., New York time, on June 10, 2005, of the previously announced solicitation of consents by its wholly owned subsidiary, The Kansas City Southern Railway Company (“KCSR”), to amend the indentures, as supplemented where applicable (the “Indentures”), under which KCSR’s outstanding 91/2% Senior Notes due 2008 (the “91/2% Notes”) and outstanding 71/2% Senior Notes due 2009 (the “71/2% Notes” and together with the 91/2% Notes, the “Notes”) were issued. KCSR has received the requisite consents from a majority of the outstanding aggregate principal amount of each series of Notes.

Accordingly, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated May 11, 2005 and as thereafter amended, KCSR, KCS, the other note guarantors, and the trustee under each of the Indentures, respectively, have signed supplemental indentures with respect to each such series of Notes to permit TFM, S.A. de C.V. (“TFM”), an indirect subsidiary of KCS, to effect a settlement of certain disputes among TFM, Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., an indirect subsidiary of KCS, and the Mexican government. KCS does not know when or if a settlement of these disputes will be consummated.

Holders of the Notes may request copies of the supplements to the Indentures by contacting Investor Relations at KCSR at 427 West 12th Street, Kansas City, Missouri, 64105 (telephone 816-983-1551).

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas-Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Contacts:
Investors
William H. Galligan
816-983-1551
william.h.galligan@kcsr.com

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860
gguerra@gcya.net